Media Relations Jorge Pérez +52 (81) 8888-4334 mr@cemex.com	Investor Relations Eduardo Rendón +52 (81) 8888-4256 ir@cemex.com	Analyst Relations Luis Garza +52 (81) 8888-4136 ir@cemex.com

CEMEX SUBSIDIARY PRESENTS APPLICATION TO COLOMBIAN AUTHORITIES FOR POTENTIAL SALE OF A MINORITY STAKE IN ITS LATIN AMERICAN ASSETS

MONTERREY, MEXICO, AUGUST 21, 2012 – CEMEX, S.A.B. de C.V. (“CEMEX”) (NYSE: CX) announced today that CEMEX Latam Holdings, S.A. (“CEMEX Latam”), a wholly-owned subsidiary of CEMEX España, S.A., presented to the Superintendencia Financiera de Colombia an application to list its shares on the Colombian stock exchange and to offer a minority of CEMEX Latam’s shares in a public offering to investors in Colombia and, in a concurrent private placement, to eligible investors outside of Colombia. CEMEX Latam's assets are expected to include substantially all of CEMEX’s assets in Central and South America, which does not include Mexico.

This application is one component of the previously announced asset sale alternatives CEMEX is pursuing in connection with its ongoing initiative to reduce debt and extend its debt maturities. CEMEX continues to pursue its previously announced asset sale alternatives, and ultimate implementation of any of such alternatives (which include the potential sales of: (i) a minority stake in operations in select countries; (ii) selected U.S. assets; (iii) selected European assets; and/or (iv) other non-core assets) remains at the discretion of CEMEX.

This press release does not constitute or form part of an offer to sell or solicitation of an offer to purchase or subscribe for securities in the United States or in any other jurisdiction. The securities referred to herein have not been and will not be registered under the U.S. Securities Act of 1933, as amended (the “Securities Act”), and may not be offered or sold in the United States or in any other jurisdiction absent registration or an applicable exemption from the registration requirements of the Securities Act or from the registration requirements in any such other jurisdiction.

THERE WILL NOT BE A REGISTRATION WITH THE NATIONAL SECURITIES REGISTRY (REGISTRO NACIONAL DE VALORES) MAINTAINED BY THE MEXICAN NATIONAL BANKING AND SECURITIES COMMISSION (COMISIÓN NACIONAL BANCARIA Y DE VALORES, OR CNBV), AND NO PUBLIC OFFERING OR BROKERAGE ACTIVITIES MAY BE CONDUCTED IN MEXICO, EXCEPT PURSUANT TO A PRIVATE PLACEMENT EXEMPTION SET FORTH UNDER ARTICLE 8 OF THE MEXICAN SECURITIES MARKET LAW (LEY DEL MERCADO DE VALORES), TO MEXICAN INSTITUTIONAL AND QUALIFIED INVESTORS.

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This press release contains forward-looking statements and information that are necessarily subject to risks, uncertainties, and assumptions. The terms of the transactions described herein are subject to change and such change could be significant. No assurance can be given that any such transactions will be consummated on the terms described herein or on other terms, or as to the ultimate terms of any such transactions. CEMEX assumes no obligation to update or correct the information contained in this press release due to changes from time to time in the terms of any such transactions or for any other reason.